UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2025

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 400-2863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BLGO	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

BioLargo, Inc., a Delaware corporation (“BioLargo”) and our wholly owned subsidiary, ONM Environmental, Inc., a California corporation (“ONM”) entered into a License Agreement and Preferred Master Manufacturing Agreement (“PMMA”) with Ikigai Holdings, LLC, (“Ikigai”) which were later assigned with permission by Ikigai to Pooph Inc., a Nevada corporation (“Pooph”) whereby Pooph was granted an exclusive, royalty-bearing license under the BioLargo’s patents, trade secrets, and know-how, to make, use, sell, offer for sale, export, and import “licensed products” that reduce and eliminate odors caused by household pets.

On June 6, 2025, the PMMA was amended to allow Pooph to pay past due amounts of $1,378,141 in royalties and $2,385,468 on product invoices through a weekly payment plan bearing 10% interest and maturing July 3, 2026 (the “PMMA Amendment”). The PMMA Amendment also modified payment and invoicing terms on existing and future product purchase orders, and allowed BioLargo to withhold product if the payment terms were not met.

On September 24, 2025, BioLargo and ONM delivered notice to Pooph that the grant of license was immediately revoked due to Pooph’s failure to pay royalties, and that it was terminating the License Agreement in its entirety with 150 days’ notice. The notice further advised that Pooph is not allowed to market or sell products that incorporate, use, or are based on, in whole or in part, BioLargo’s patents and proprietary information, including but not limited to know-how, disclosed to Pooph, and that absent reinstatement of the grant of license, Pooph must immediately stop marketing and selling any such products in its possession, custody or control (or sold through market portals or platforms such as Amazon).

In a letter dated September 19, 2025, Pooph indicated that it has been working to independently develop a new formula for Pooph-branded products (which BioLargo contends was done without its knowledge or consent), that it will no longer be ordering products from BioLargo, and that it will continue submitting royalty reports with respect to sales of remaining inventory purchased from BioLargo but it will not be accruing future royalty obligations to BioLargo. Additionally, the letter advised that Pooph was terminating the PMMA, citing BioLargo’s refusal to deliver products. BioLargo disagrees with this claim because the PMMA Amendment allowed BioLargo to withhold product if Pooph failed to keep current in its weekly payment plan, which it did not. BioLargo believes the PMMA termination is a breach of contract, among others, by Pooph.

Item 2.06 Material Impairment.

On its balance sheet at June 30, 2025, BioLargo included as an asset a “note receivable” in the amount of $3,486,000 representing the amount due by Pooph Inc. for royalties and product invoices in accordance with the PMMA Amendment. Given the termination of the License Agreement and PMMA as set forth in Item 1.02 above, BioLargo management is considering impairing the fair value of the note receivable asset. While it has not made such determination at this time, it expects the impairment to be substantial.

Item 7.01 Regulation FD Disclosure.

On September 25, 2025, BioLargo, Inc. published the press release which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Current Report shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures. For important information about forward looking statements, see the information under the heading “Safe Harbor Act” in Exhibit 99.1 attached hereto.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2025	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer